As filed with the Securities and Exchange Commission on August 8, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Global ePoint, Inc.

(Exact name of registrant as specified in its charter)

Nevada	33-0423037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

339 S. Cheryl Lane
City of Industry, California	91789
(Address of Principal Executive Offices)	(Zip Code)

1994 Stock Option Plan for Directors

1994 Stock Option Plan

2004 Stock Incentive Plan

2004 Employee Stock Purchase Plan

Non-Plan Employee Options

(Full title of the plans)

Toresa Lou

Chief Executive Officer

Global ePoint, Inc.

339 S. Cheryl Lane

City of Industry, California 91789

(Name and address of agent for service)

(909) 869-1688

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,024,000 shares	$3.17(2)	$9,599,583(2)	$1,130
Common Stock	258,000 shares	$6.50(3)	$1,627,980(3)	$198

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plans.

(2)	Computed on the basis of the price at which the options may be exercised pursuant to Rule 457(h) under the Securities Act.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average between the high and low reported sales prices of the Registrant’s Common Stock on August 5, 2005 as reported on the NASDAQ SmallCap Market.

PART II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of Global ePoint, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

2.	The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on April 1, 2005, May 6, 2005, May 9, 2005, May 26, 2005, June 3, 2005, June 9, 2005, and June 14, 2005;

4.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2004; and

5.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-122125) filed with the Commission on January 19, 2005, as amended.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a Nevada corporation. Nevada Law and the Company’s Restated Bylaws, as amended, provide that the Company may, under certain circumstances and subject to certain limitations, and in other circumstances, shall, indemnify any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Subject to certain limitation, the Company may also provide for payment or reimbursement of such person’s reasonable expenses in advance of the final disposition of the proceeding.

Item 7. Exemptions from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibits
5.1	Opinion and Consent of Preston Gates & Ellis LLP (Filed herewith electronically)

23.1	Consent of Preston Gates & Ellis LLP (Included in Exhibit 5.1)

23.2	Consent of Haskell & White LLP (Filed herewith electronically)

24.1	Power of Attorney (Included on page 5 of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include, any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Industry, State of California, on August 5, 2005.

GLOBAL EPOINT, INC.

By:	/s/ TORESA LOU
Toresa Lou
Its:	Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John Pan and Toresa Lou, or either of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 5, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ JOHN PAN John Pan	Chairman of the Board of Directors and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ TORESA LOU Toresa Lou	Chief Executive Officer and Director (Principal Executive Officer)

/s/ JOHN YUAN John Yuan	Director

William W. Dolph, M.D.	Director

/s/ JONGIL KIM Jongil Kim	Director

/s/ OWEN LEE BARNETT Owen Lee Barnett	Director

/s/ DARYL F. GATES Daryl F. Gates	Director

/s/ LAWRENCE S. LEONG Lawrence S. Leong	Director

/s/ JAMES D. SMITH James D. Smith	Director

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INDEX TO EXHIBITS

No.	Item	Method of Filing

5.1	Opinion and Consent of Preston Gates & Ellis LLP	Filed herewith electronically.

23.1	Consent of Preston Gates & Ellis LLP	Included in Exhibit 5.1.

23.2	Consent of Haskell & White LLP	Filed herewith electronically.

24.1	Power of Attorney	Included on page 5 of this Registration Statement.